UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Alpha and Omega Semiconductor Limited

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Alpha and Omega Semiconductor Limited

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

NOTICE OF 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 15, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual General Meeting of Shareholders (the “Annual Meeting”) of Alpha and Omega Semiconductor Limited, a Bermuda exempted limited liability company (“we,” “our,” “us,” or the “Company”), will be held on Thursday, November 15, 2012 at 4:00 p.m., local time, at the Company’s U.S. offices located at 475 Oakmead Parkway, Sunnyvale, California 94085, or any other adjournments or postponements thereof, for the following purposes:

1. To elect six (6) nominees to serve as directors on our Board of Directors until the next annual general meeting of shareholders or until their successors are duly elected and qualified;

2. To approve and ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our Audit Committee, to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2013; and

3.  To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of common shares of record at the close of business on October 4, 2012 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, in order to ensure that your shares will be voted in accordance with your wishes and that a quorum at the Annual Meeting may be achieved, please promptly complete, sign, date and return the enclosed proxy card in the enclosed envelope. The proxy card must be properly dated, signed and returned in order to be counted. You can also submit your proxy to vote your shares via the Internet or by telephone by following the instructions set forth on the enclosed proxy card and the accompanying proxy statement.

By order of the Board of Directors,

Mike F. Chang

Chairman of the Board of Directors

Dated October 15, 2012

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting to be Held on November 15, 2012:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for fiscal year 2012 are available at:

http://investor.aosmd.com/annuals.cfm

Alpha and Omega Semiconductor Limited

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 15, 2012

Alpha and Omega Semiconductor Limited

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 15, 2012

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement (“Proxy Statement”) has information about the 2012 Annual General Meeting of Shareholders (the “Annual Meeting”) and was prepared by our management for the Board of Directors of Alpha and Omega Semiconductor Limited, a limited exempt company organized under the laws of Bermuda. The Notices of the Annual Meeting are being mailed to our shareholders on or about October 15, 2012. Each member of our Board of Directors supports each action for which your vote is solicited.

Our Board of Directors asks you to appoint Mike F. Chang, our Chairman and Chief Executive Officer, and Mary L. Dotz, our Chief Financial Officer and Corporate Secretary, as your proxy holders to vote your shares at the meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the Annual Meeting in the manner specified in the proxy statement or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the Annual Meeting.

We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our telephone number in the United States is (408) 830-9742. The mailing address of our business offices in the United States is 475 Oakmead Parkway, Sunnyvale, CA 94085.

Record Date and Shares Outstanding

The record date for the Annual Meeting has been set as the close of business on October 4, 2012. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 25,084,670 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). Each issued common share is entitled to one vote on the proposals to be voted on at the Annual Meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trust or other nominee.

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QUESTIONS AND ANSWERS RELATING TO THE ANNUAL GENERAL MEETING

Why did I receive these materials?

Our shareholders as of the close of business on October 4, 2012, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting, which will be held at 4:00 p.m., local time, at Alpha and Omega Semiconductor’s U.S. office located at 475 Oakmead Parkway, Sunnyvale, California 94085. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement. We distribute the Proxy Statement and related materials to our shareholders of record on the Record Date.

The Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder actions and includes information about the proposals, information concerning our management, corporate governance, principal shareholders and other relevant information. The accompanying proxy card also enables shareholders to vote on the matters without having to attend the Annual Meeting in person.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are providing each of our Chief Executive Officer and the Chief Financial Officer with the authority to vote your shares in the manner you indicate on your proxy card.

What are the proposals to be considered at the Annual Meeting and what vote is required to approve each proposal?

The Board of Directors is submitting the following two (2) proposals for shareholder actions at the Annual Meeting:

•	Proposal 1 - the election of six (6) nominees to serve as directors on our Board of Directors until the next annual general meeting of shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on this proposal.

•	Proposal 2 - the approval and ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm, and the authorization for our Board of Directors to determine the remuneration of the accounting firm, for the fiscal year ending June 30, 2013. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. A properly executed proxy marked “abstain” with respect to Proposal 2 will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on this proposal.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to participate and vote in the Annual Meeting. If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding shares of our common shares you own as of the Record Date. As of the Record Date, there were 25,084,670 shares of our common shares outstanding and eligible to vote at the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder or a beneficial owner?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are considered a “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to our management or to vote in person at the Annual Meeting. If your shares are held in a brokerage, bank, trust or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trust or nominee how to vote and are also invited to attend the Annual Meeting.

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How can I vote my shares at the Annual Meeting?

If you are a shareholder of record, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the proxy card attached to the Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, your broker, bank, trust or nominee should have provided voting instructions for you to use in directing them how to vote your shares. You may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the broker, bank, trust or nominee. Please check the voting instructions card provided by your bank or brokerage house for instructions. You may also vote in person at the Annual Meeting. To do so, you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares. Please contact that organization for instructions regarding obtaining a legal proxy.

Can I vote by telephone or electronically through the Internet?

If you are a shareholder of record, you may vote by telephone by calling 1-800-652-8683 within U.S.A., U.S. territories and Canada, or 1-781-575-2300 outside U.S.A., U.S. territories and Canada, or electronically through the Internet at www.investorvote.com/aosl. The instructions are included with your proxy card.

If your shares are held in “street name,” please check your proxy card or contact your broker, bank, trust or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet and the deadline for such voting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record and submitted your proxy through the mail, Internet or by telephone, you may revoke your proxy at any time before the vote is taken at the Annual Meeting by any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Annual Meeting;

•	giving written notice of the revocation of your proxy to our Corporate Secretary at the address shown above that is actually received by our Corporate Secretary prior to the Annual Meeting; and

•	voting in person at the Annual Meeting.

If you are a “street name” holder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee or, if you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of at least two shareholders representing a majority of the aggregate voting power of the Company's common shares outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting.

Proxies received but marked as abstentions, votes withheld and broker non-votes (as described below) will be included in the calculation of the number of shares present at the Annual Meeting for quorum purposes.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on October 4, 2012 can attend the meeting. However, seating is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

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•	If you are a shareholder of record, bring proof of ownership of your shares and a form of identification; or

•	If you are a “street name” holder, bring proof of ownership of your shares through your broker, bank, trust or nominee, and a form of identification. You must have obtained a “legal proxy” from your broker, bank, trust or nominee to vote at the Annual Meeting.

What are the Board of Directors' recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors. After careful consideration, the Board of Directors recommends the following vote for proposals:

Proposals	Recommendation of the Board of Directors

1 Election of Directors	FOR all Nominees

2 Approval and Ratification of the appointment of Grant Thornton LLP as our independent registered accounting firm and authorization for the board to determine its remuneration for the fiscal year ending June 30, 2013	FOR

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in the Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

How are votes counted and how will a broker non-vote be treated and counted?

For Proposal 1 with respect to the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For Proposal 2 with respect to the appointment of the independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have no effect on the outcome of the votes.

As the “street name” holder or beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, trust or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you are a beneficial owner and your broker, bank, trust or other nominee holds your shares in its name, it is not permitted for the broker, bank, trust or other nominees to vote your shares on the election of directors (Proposal 1). The broker, bank, trust or other nominees are permitted to vote for the approval and ratification of the appointment of Grant Thornton LLP (Proposal 2). Broker non-votes are counted for purposes of establishing a quorum.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of the Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How can I find out the results of the voting at the 2012 Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed within four business days after the Annual Meeting.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual general meeting of shareholders or until their successors are duly elected and qualified. Upon recommendation from our Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the six director nominees named below for election to the board at the Annual Meeting. One of our current directors, Mr. Mark A. Stevens, is not standing for reelection at the Annual Meeting. Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of such nominees.

Director Nominees

Information concerning the director nominees as of October 4, 2012 is set forth below:

Name	Age	Position
Mike F. Chang, Ph.D.	67	Chairman of the Board and Chief Executive Officer
Yueh-Se Ho, Ph.D.	60	Director and Chief Operating Officer
Chung Te Chang (2)(3)	65	Director
Howard M. Bailey (1)	66	Director
Thomas W. Steipp (1)(3)	63	Director
Richard W. Sevcik (2)(3)(4)	64	Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating and Corporate Governance Committee

(4) Mr. Sevcik has been appointed to serve on the Audit Committee effective immediately following the Annual Meeting.

Mike F. Chang, Ph.D., is the founder of our Company and has served as our Chairman of the Board and Chief Executive Officer since the incorporation of our Company. Prior to establishing our Company, Dr. Chang served as the Executive Vice President at Siliconix Incorporated, a subsidiary of Vishay Intertechnology Inc., a semiconductor Company, or Siliconix, from 1998 to 2000. Dr. Chang also held various other positions at Siliconix from December 1987 to 1998. Earlier in his career, Dr. Chang held various positions at General Electric Company from 1974 to 1987. Dr. Chang received his B.S. in electrical engineering from National Cheng Kung University, Taiwan, and M.S. and Ph.D. in electrical engineering from the University of Missouri. Dr. Chang's extensive technological expertise and business experiences in the power semiconductor industry and his knowledge of our day-to-day operations and long-term strategic initiatives provide our Board of Directors with valuable insights and in-depth understanding of our Company.

Yueh-Se Ho, Ph.D., is a co-founder of our company and has served as our Chief Operating Officer since January 2006 and our director since March 2006. Dr. Ho has held various operations management positions in our company since our inception, including the Vice President of Worldwide Operations from 2003 to 2006 and the Vice President of Back End Operations from 2000 to 2003. Prior to co-founding our company, Dr. Ho served as the Director of Packaging Development and Foundry Transfer at Siliconix from 1998 to 2000. Dr. Ho received his B.S. in chemistry from Tamkang University, Taiwan, and Ph.D. in chemistry from the University of Pittsburgh. Dr. Ho's extensive operating experience in the power semiconductor industry and his scientific and technical expertise in various aspects of the design and development of power semiconductor solutions make Dr. Ho a valuable contributor to our Board of Directors.

Chung Te Chang has been a director of our company since March 2006. Mr. Chang also has recently served as a director of TECO Electric and Machinery Co. Ltd., a company listed on Taiwan Stock Exchange, from June 2009 to May 2012. Before his retirement, Mr. Chang served as the President, the Chief Executive Officer and the Vice Chairman of United Microelectronics Corporation, or UMC, a semiconductor foundry, from 1999 to 2007. He also served as the President of United Semiconductor Corporation, one of UMC's joint venture companies, from 1996 to 1999. Prior to joining UMC, Mr. Chang worked for several technology companies, including Hewlett-Packard Company, Zilog, Inc., SeeQ Technology, Inc. and Paradigm Technologies, Inc. Mr. Chang received his M.S. in electrical engineering from the University of Texas at Austin. Mr. Chang's extensive experiences in the management positions of various semiconductor companies, including UMC, one of the leading semiconductor foundries in the world, and his in-depth knowledge of the semiconductor manufacturing processes, bring to our Board of Directors significant operational expertise and understanding of our company.

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Howard M. Bailey has been a director of our company since March 2006. Mr. Bailey was Chief Financial Officer at Lunera Lighting, Inc., an electrical equipment company from 2010 to 2011. Mr. Bailey served as the Chief Financial Officer of Qpixel, Inc., a semiconductor company from 2007 to 2010. Prior to that, Mr. Bailey was the Chief Financial Officer of Occam Networks, Inc., a provider of networking equipment, after it merged with Accelerated Networks, Inc., from June 2002 to 2005. Prior to that, Mr. Bailey was the Senior Vice President and Chief Financial Officer at C-Cube Microsystems, Inc., or C-Cube, a developer of digital video compression technology, from May 2000 to May 2001, where he participated in selling C-Cube to LSI Corporation. Mr. Bailey was also the Chief Financial Officer of Quantum Effect Devices, Inc., a microprocessor design company, from May 1998 to May 2000. Mr. Bailey was also the Chief Financial Officer of Photon Dynamics, a provider of test solutions for the flat panel display market, from 1994 to 1998. Currently, he serves as a director of Sococo Corporation, a social communication services company and a director of Corsair Components Inc., a company that provides components for high performance computer systems. Mr. Bailey received his B.S. in economics from the University of Maryland and M.B.A. in finance from the University of Utah. Mr. Bailey's extensive experiences in financial management positions of various technology companies, his knowledge of complex financial and operational issues and corporate governance matters facing technology companies, and his deep understanding of the accounting principles and financial reporting rules and regulations, bring significant financial and auditing expertise to our Board of Directors.

Thomas W. Steipp has been a director of our company since November 2006. In August, 2010, he assumed the role as President and CEO of Liquid Metal Technologies. Prior to that, Mr. Steipp served in various roles at Symmetricom, Inc., a provider of telecommunication products, including as Chief Executive Officer, from December 1998 to June 2009, Chief Financial Officer from December 1998 to October 1999 and President and Chief Operating Officer of Telecom Solutions, a division of Symmetricom, from March 1998 to December 1998. Prior to joining Symmetricom, Mr. Steipp served as the Vice President and General Manager of Broadband Data Networks, a division of Scientific Atlanta, Inc., a transmission network supplier, from 1996 to 1998. Mr. Steipp received his B.S. in electrical engineering from the Air Force Academy and M.S. in industrial administration from Purdue University. Mr. Steipp's extensive experiences and background in working with publicly traded and technology-based companies, including recruitment of executives, investors communications and implementing new business models, and leading acquisition activities make him a valuable resource for our Board of Directors.

Richard W. Sevcik has been a director of our company since February 2010. Currently Mr. Sevcik is the President of Sevcik Consulting, which he founded in 2006. Prior to founding Sevcik Consulting, Mr. Sevcik held various positions at Xilinx, Inc., a provider of programmable logic devices, including Executive Vice President and General Manager from January 2004 to May 2006, Senior Vice President and General Manager from April 1997 to January 2004 and a member of the board of directors from 2000 to 2006. Prior to joining Xilinx, Mr. Sevcik held various positions at Hewlett-Packard Company, including Vice President from 1995 to 1997 and Group General Manager of its System Technology Group from 1994 to 1996. Mr. Sevcik received his B.S. in engineering physics from the University of Illinois and M.S. in electrical engineering from Northwestern University. Mr. Sevcik's extensive directorial, management and governance experiences and his understanding of the business operation and reporting of publicly traded technology companies, as well as his background in electrical engineering; bring significant management expertise, scientific knowledge and appropriate perspective to our Board of Directors.

The Board of Directors recommends that shareholders

vote “FOR” each of the above-mentioned nominees.

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BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our bye-laws provide that our Board of Directors shall consist of not less than two directors. Our Board of Directors currently consists of seven directors. Our Board of Directors is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our Board of Directors also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by our Board of Directors.

No shareholder has the contractual right to designate persons to be elected to our Board of Directors, and our bye-laws provide that directors be elected upon a resolution passed at a duly convened shareholders meeting, to hold office for such term as the shareholders may determine or until their successors are appointed or elected in accordance with our bye-laws. There is no minimum share ownership or age limit requirement for qualification to serve as a member of our Board of Directors.

We have determined that each of our directors, except for Dr. Mike F. Chang and Dr. Yueh-Se Ho, is an “independent director” under the current rules of The NASDAQ Stock Market.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of seven times during the fiscal year ended June 30, 2012, including regular scheduled meetings and special meetings called in connection with reviewing time-sensitive matters. During the fiscal year ended June 30, 2012, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served during fiscal year 2012.  Our policy is to encourage our Board members to attend each annual meeting of shareholders, and all of the Board members attended our 2011 annual general meeting of shareholders.

Committees of the Board of Directors

We have established three committees; an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended the current rules of The NASDAQ Stock Market and SEC rules and regulations. The written charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at the Investor Relations section of our website at http://investor.aosmd.com/. The contents of this website address are not a part of the Proxy Statement.

Each committee has the composition and responsibilities described below:

Audit Committee

Our Audit Committee currently consists of Howard M. Bailey, Thomas W. Steipp and Mark A. Stevens. Mr. Stevens is not standing for reelection at the Annual Meeting, and Mr. Sevcik has been appointed to serve on the Audit Committee to be effective immediately following the Annual Meeting. The Audit Committee is chaired by Howard M. Bailey. Our Board of Directors has determined that Mr. Bailey is an Audit Committee financial expert, as defined by the rules promulgated by the SEC. Our Audit Committee held nine meetings during fiscal year 2012. The Audit Committee's responsibilities include:

•	assisting our Board of Directors in its oversight of the integrity of our financial statements, risk management and internal control over financial reporting;

•	retaining and setting compensation of our independent auditor, evaluating and monitoring its performance, and as appropriate, discharging our independent auditor;

•	reviewing and approving all audit and non-audit services of our independent auditor;

•	reviewing and discussing with management and our independent auditor our financial statements included in public filings;

•	discussing with our independent auditor significant financial reporting issues in connection with the preparation of our financial statements;

•	resolving any disagreements between management and our independent auditor regarding financial reporting;

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•	overseeing our disclosure controls and procedures; and

•	reviewing and approving related party transactions.

Compensation Committee

Our Compensation Committee currently consists of Mark A. Stevens, Chung Te Chang and Richard W. Sevcik. Mr. Stevens is currently chairing the Compensation Committee and will not be standing for reelection at the Annual Meeting. Mr. Sevcik has been appointed to serve as chairman on the Compensation Committee effective immediately following the Annual Meeting. Our Compensation Committee held four meetings during fiscal year 2012. The Compensation Committee's responsibilities include:

•	establishing compensation arrangements and incentive goals for executive officers and administering compensation plans and equity-based plans;

•	evaluating the performance of executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based upon performance; and

•	reviewing and monitoring management development and succession plans and activities.

Although our Compensation Committee has the authority to engage an independent compensation consultant to advise it in the review process, it has not historically done so because of our relatively straight-forward structure of our compensation programs.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Chung Te Chang, Thomas W. Steipp and Richard W. Sevcik. The Nominating and Corporate Governance Committee is chaired by Chung Te Chang. Our Nominating and Corporate Governance Committee did not hold a meeting during fiscal year 2012. The Nominating and Corporate Governance Committee's responsibilities include:

•	recommending to the board of directors the composition and operations of the board;

•	identifying individuals qualified to serve as members of the board, and identifying and recommending that the board select the director nominees for the next annual meeting of shareholders and fill vacancies on the board; and

•	recommending to the board the responsibilities of each board committee, the composition and operation of each board committee and the director nominees for assignment to each board committee.

Leadership Structure of the Board

Our Board of Directors currently combines the positions of Chief Executive Officer and Chairman of the Board of Directors.  We believe that combining these two positions provides the most effective and efficient leadership structure.  Our Chief Executive Officer, Dr. Mike F. Chang, has extensive knowledge of the power semiconductor industry and an in-depth understanding of our strategic initiatives and day-to-day operations, which make him well suited to set the agenda and lead the discussions at board meetings.  This structure also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company.  In addition, combining the two positions allows us to establish a clear chain of command and speak in a single voice by reducing the potential for a divided leadership.

To ensure a strong independent Board of Directors, four (4) out of the total six (6) members of our Board are non-employee and independent directors.  The Board of Directors holds executive sessions where only independent directors attend, and these executive sessions provide an effective method to perform oversight and advisory functions of the Board.  In addition, our Audit, Compensation and Nominating and Corporate Governance Committees consist of solely independent directors.  Given the composition of the Board with a strong slate of independent directors,  the Board does not believe that it is necessary to have a lead independent director at this time, although it may consider appointing a lead independent director if circumstances change.  We believe that the board leadership described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

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Oversight of Risk Management by the Board

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in the semiconductor industry. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and is primarily responsible for assessing the risks associated with corporate governance practices and the independence of our directors. We have also established a Disclosure Committee consisting of members of management, which periodically reviews and assess any risk associated with our public disclosures, including quarterly earnings releases.

Nominations for Election of Directors

Director Qualifications

The Nominating and Corporate Governance Committee utilizes a variety of criteria to evaluate the qualifications and skills necessary to serve as members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen, scientific expertise, familiarity with issues affecting the semiconductor industry and other backgrounds and attributes that are needed to help strengthen and balance the Board of Directors. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, while the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board's decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive officers, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee recommends the director nominees to our Board of Directors for approval for election at each annual general meeting of shareholders. Under our bye-Laws, any director appointed by our Board of Directors is subject to re-election by shareholders at our next annual general meeting of shareholders. The nominees for election at this annual general meeting were unanimously recommended and approved by the Nominating and Corporate Governance Committee and our Board of Directors, respectively.

A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at our business office in the United States at 475 Oakmead Parkway, Sunnyvale, California 94085. The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our bye-laws. Our bye-laws require, among other things, an advance written notice of the nomination in writing of not less than sixty (60) nor more than one hundred and eighty (180) days from the date of the annual general meeting. This notice must also include certain information relating to the nominee and the nominating shareholders, as described in more detail below in “Future Shareholder Proposals and Nominations for the 2013 Annual General Meeting.”

Shareholder Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors, including the independent directors, by sending a letter to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc.

475 Oakmead Parkway, Sunnyvale, CA 94085. Shareholders may also direct their submission to a particular member of the Board of Directors.

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Code of Ethics

Our Board of Directors has adopted the Code of Business Conduct and Ethics that applies to members of senior management, including the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, as well as all other employees of the Company. Our Code of Business Conduct and Ethics is publicly available on our website at http://investor.aosmd.com/governance.cfm . In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.aosmd.com, in the Investors section.

COMPENSATION OF NON-EMPLOYEE DIRECTOR

Cash Retainer and Fees: Each non-employee director serving as a member of the Board at the beginning of the Company's fiscal year is eligible to receive an annual retainer of $5,000 or a prorated retainer for a partial year of service. In addition, each non-employee director is eligible to receive the following fees for meetings attended: (i) $2,000 for each meeting of the Board attended in person, (ii) $1,000 for each meeting of the Board attended via teleconference and (iii) $1,000 for each meeting of a committee of the Board, whether attended in person or via teleconference.

Equity Grants: Each individual who is elected by the Company's shareholders to serve as a non-employee director at the Company's Annual Shareholders Meeting and each individual who is to continue to serve as a non-employee director following such meeting whether or not that individual is standing for re-election at that meeting, will be granted on the date of such meeting, an option to purchase 7,500 common shares pursuant to the automatic grant program in effect under the 2009 Share Option/Share Issuance Plan (the “Plan”). The option will vest upon the earlier of (i) the individual's completion of one year of Board service following the grant date or (ii) the next subsequent Annual Shareholders Meeting. In the event a new non-employee director is elected or appointed to the Board on a date other than at the Company's Annual Shareholders Meeting, such individual shall be granted on the date of such election or appointment, an option for a pro-rated amount of the annual option grant based on the period from the date of appointment or election to the date of the next Annual Shareholders Meeting.

Reimbursements. All non-employee directors receive reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses.

Director Compensation for Fiscal Year 2012

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Chung Te Chang	14,750	33,511	48,261
Mark A. Stevens	27,750	33,511	61,261
Howard M. Bailey	25,750	33,511	59,261
Tomas W. Steipp	21,750	33,511	55,261
Richard W. Sevcik	16,750	33,511	50,261

(1)	The amounts represent annual retainer and meeting fees earned based on meeting attendances.

(2)	Pursuant to the automatic grant program in effect under the Plan, each non-employee director was granted an option to acquire 7,500 common shares on November 17, 2011 with an exercise price per share equal to $9.29. The dollar value of the options shown represents the aggregate grant date fair value of the options determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”) pursuant to the Black-Scholes option pricing mode, without taking into account any estimated forfeitures related to service vesting conditions. See Note 9 to Consolidated Financial Statements included in Part IV Item15 of our Annual Report on Form 10-K for the year ended June 30, 2012 for a discussion of assumptions made in determining the grant-date fair value of our stock option awards. The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the price at which the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black-Scholes model.

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      As of June 30, 2012, individuals who served as our non-employee members of our Board of Directors during fiscal year 2012 held the following outstanding options to purchase our common shares:

Name	Number of Shares Subject to Options
Chung Te Chang	30,000
Mark A. Stevens	22,500
Howard M. Bailey	30,000
Thomas W. Steipp	30,000
Richard W. Sevcik	22,500

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal 2012 consisted of the following members: Messrs. Chung Te Chang, Mark Stevens, and Richard Sevcik. None of the members of the Compensation Committee who served during fiscal 2012 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no Compensation Committee interlocks between us and other entities, involving our executive officers or directors who serve as executive officers or directors of such other entities.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation arrangements that were in effect for the fiscal year ended June 30, 2012 for the named executive officers identified in the Summary Compensation Table that follows. This discussion should be read together with that table and the other compensation tables and related disclosures that follow.

Compensation Philosophy and Objectives

Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our shareholders.

Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

•	establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

•	ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

•	utilize long-term equity awards to align interests between our named executive officers and shareholders.

Impact of 2011 Say-on-Pay Vote.

The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on November 17, 2011, after the Compensation Committee had approved the fiscal year 2011 compensation of the named executive officers. Approximately 74% percent of the total votes cast on such proposal (including abstentions) were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated October 18, 2011. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the 2012 fiscal year compensation of the named executive officers. Based on the voting preference of the Company’s shareholders, advisory votes on executive officer compensation will be conducted every three years, and the Compensation Committee will continue to take into account each such advisory vote in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes.

Compensation Decision-Making Process

The Compensation Committee meets on a regular schedule throughout the year to manage our compensation program. The Compensation Committee determines the principle components of compensation for our executive officers on an annual basis, typically at the beginning of the fiscal year. The Compensation Committee then meets again mid-year and has the opportunity to review and revise compensation decisions.

As part of that review process, the Compensation Committee reviews and may adjust the base salaries of our named executive officers for that fiscal year. The Compensation Committee also establishes the cash bonus plan for the fiscal year and determines the cash bonuses payable to one or more of our named executive officers for the preceding fiscal year based on achievement of the pre-specified performance goals for that prior year. In addition, the Compensation Committee may grant, additional equity awards to our named executive officers to ensure their interests are aligned with shareholders and for retention.

In setting executive compensation, the Compensation Committee takes into account a number of factors, including the nature and scope of the named executive officer's responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the recommendations of our Chief Executive Officer for each individual's compensation package (other than his own) and the compensation trends in the industry.

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Although our Compensation Committee has the authority to engage an independent compensation consultant to advise it in the review process, it has not historically done so because of our relatively straight-forward structure of our compensation programs. The Compensation Committee has relied on its own judgment and experience in establishing executive compensation. In determining executive compensation for fiscal years 2012, our Compensation Committee reviewed and considered various market data (comprised of, the Radford 2011 survey of companies in the semiconductor industry with revenues in the $200 million to $1 billion range as well as publicly available information for power semiconductor companies provided by our Vice President of Human Resources. The Compensation Committee believes that base salaries of our named executive officers should generally be at the 25th percentile of base salaries for comparable positions in the Radford survey and that a significant portion of each named executive officer's total compensation should be derived from variable compensation in the form of performance-based bonuses and long-term equity incentives.

Historically, executive compensation had been determined on a calendar year basis. However, the Compensation Committee determined that in order to better align executive compensation and incentives with the Company’s financial performance, executive compensation will be established on a fiscal year basis.

For a discussion of the specific responsibilities of our Compensation Committee, see "Board of Directors-Committees of the Board of Directors-Compensation Committee.”

Role of Management. Our Chief Executive Officer, with input from our Vice President of Human Resources, provides our Compensation Committee with his recommendations as to the base salary, cash bonus potential and long-term equity incentive award for each of our named executive officers other than himself based on that officer's level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer's recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. Our Compensation Committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by the Vice President of Human Resources and its subjective assessment of his individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Structure

Elements of Compensation

We utilize three main components in structuring compensation programs for our named executive officers:

•	Base salary, which is the only fixed compensation element in our executive compensation program and is primarily used to recruit and retain executive talent and provide an element of economic security from year to year;

•	Performance-based cash bonuses that are primarily designed to reward achievement of financial and operational goals; and

•	Equity incentive awards designed to ensure long-term retention of our executive talent and align their interests with those of our shareholders.

We view each component of compensation as related but distinct. It is the practice of our Compensation Committee to allocate a substantial portion of each named executive officer's total compensation to performance and long-term incentive compensation as a result of the philosophy described above. There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer based on its review of the market data provided by the Vice President of Human Resources, its subjective analysis of that individual's performance and contribution to our financial performance and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation. We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

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Base Salaries

Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Each named executive officer's base salary level is typically reviewed on an annual basis and adjustments may be made to the individual's base salary on the basis of his or her level of performance, the overall performance of the Company and the various compensation trends in our industry. However, our Compensation Committee believes that this particular element of named executive officer compensation should provide a level of economic security and continuity from year to year without substantial adjustment to reflect company performance. As discussed above, the Compensation Committee believes that the annual base salary of each named executive office should generally be at the 25th percentile for comparable positions in the applicable Radford survey. The base salary for Ms. Dotz was negotiated under her offer letter dated February 14, 2012.

The Compensation Committee reviewed the base salaries of the named executive officers for fiscal 2012 and chose not to adjust the base salaries.

The base salaries for the named executive officers for fiscal 2012 were as follows:

Annual Base Salary
Mike F. Chang	$380,000
Mary L. Dotz(1)	$280,000
Ephraim Kwok(1)	$260,000
Yueh-Se Ho	$260,000
Tony Grizelj	$210,000
Yifan Liang	$200,000

1	Ephraim Kwok resigned as Chief Financial Officer of the Company and was succeeded by Mary L. Dotz on March 1, 2012.

Performance-Based Cash Bonuses

Our named executive officers are eligible to receive a bonus under our annual Executive Incentive Plan. Each year, our Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals. Historically, we have paid a portion of the bonus following the end of the first six months of each fiscal year based on achievement of performance goals for that period. The bonus payable based on a full fiscal year performance is then reduced by the amounts paid out for the first six-month period.

Because of the transition to fiscal year compensation, the incentive plan for fiscal year 2012 was comprised of a bonus payable for the 6-month period from July 1, 2011 to December 31, 2011 based on attainment of performance under the calendar year 2011 plan including revenue for the six month period of $210 million and operating profit of $27.8 million, and a discretionary bonus payable for the period from January 1, 2012 to June 30, 2012 based on company and officer performance during that period.

The target and maximum bonuses payable to each of our named executive officers for calendar year 2011 based on level of attainment of the performance goals are as follows:

	Target Bonus % of Base Salary	Maximum Bonus % of Base Salary
Mike F. Chang	80%	200%
Mary L. Dotz(1)	-	-
Ephraim Kwok(1)	50%	100%
Yueh-Se Ho	50%	100%
Tony Grizelj	50%	100%
Yifan Liang	40%	100%

1	Ephraim Kwok resigned as Chief Financial Officer of the company and was succeeded by Mary L. Dotz on March 1, 2012

Based upon the downturn in the business during the first half of fiscal 2012, the performance goals were not attained and, no performance bonuses were paid for the fiscal six month period from July 2011 through December 2011.

Based on the Compensation Committee’s overall subjective evaluation of the Company’s performance from January 2012 to June 2012 and the subjective evaluation and assessment of each executive’s performance and contribution to the company’s performance, the Compensation Committee awarded the following discretionary bonuses in August 2012: Dr. Chang: $60,000; Ms. Dotz $56,000, Dr. Ho: $40,000; Mr. Liang: $20,000 and Mr. Grizelj $20,000. The bonuses were paid on August 24, 2012.

Total Cash Compensation. The total cash compensation paid to our named executive officers for fiscal year 2012 is below the 25th percentile of cash compensation for similar positions in the Radford 2011 survey.

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Equity Compensation Plans

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Equity compensation represents a significant component of the total compensation package we provide to each of our named executive officers. We believe this weighting is appropriate because it aligns the interests of our named executive officers with those of our shareholders and focuses their attention on the creation of shareholder value in the form of stock price appreciation. Historically, the equity awards to our named executive officers have been in the form of stock options. However, in April 2012, the Compensation Committee added restricted stock units (“RSUs”) as part of the Company’s long-term incentive program for named executive officers. The Company believes that RSUs are a valuable addition to its long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares, the Company’s desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers, and the fact that the incentive and retention value of an RSU award is less affected by market volatility than stock options. We believe that the equity-based compensation provides our named executive officers with a direct interest in our long-term performance and creates an ownership culture that establishes a mutuality of interests between our named executive officers and our shareholders.

Equity awards granted to our named executive officers are approved by our Compensation Committee. Historically, the stock options vested over a five-year period of service. In order to be competitive with market practice, the shares subject to our stock options granted to newly-hired executive officers now typically vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the grant date, and the balance to vest in 36 successive equal monthly installments upon completion of each additional month of service thereafter. Annual stock option grants for our executive officers typically vest in a series of forty-eight equal monthly installments upon completion of each month of service measured from the grant date.

The shares subject to the restricted stock units granted to our named executive officers will vest over a four-year period, in a series of forty-eight successive equal monthly installments upon completion of each month of service measured from the grant date.

We typically make an initial stock option grant to a new named executive officer in connection with his or her commencement of employment. Additionally, our Compensation Committee reviews our equity compensation program periodically and may, at its discretion, grant additional equity awards to existing named executive officers consistent with our named executive officer compensation objectives. In determining the size of those additional grants, our Compensation Committee typically takes into account the recommendations of our Chief Executive Officer and its own subjective assessment of the named executive officer’s performance and the retention value of his or her existing equity awards.

All stock options to our employees, including executive officers, and to our directors are granted at the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant. We do not grant equity awards to executive officers at times when we are in possession of material non-public information.

Fiscal Year 2012 Grants: On April 26, 2012, our Compensation Committee authorized a stock option grant to each of our named executive officers for the number of our common shares indicated below. Each option has an exercise price of $9.90 per share, the fair market value per our common share on the grant date, and a maximum term of 10 years measured from the grant date, subject to earlier termination following the individual's cessation of employment with us. Each option (other than the option granted to Ms. Dotz) vests in a series of forty-eight successive equal installments upon completion of each month of service measured from the grant date. The option granted to Ms. Dotz was negotiated in connection with her employment with the Company and vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the March 1, 2012 hire date, and the balance to vest in 36 successive equal monthly installments upon completion of each additional month of service thereafter.

The Compensation Committee also authorized restricted stock units on April 26, 2012 to each of our named executive officers for the number of our common shares indicated below. Each restricted stock unit entitles the holder to receive one common share following vesting. Each award will vest in a series of forty-eight successive equal monthly installments upon completion of each month of service measured from the grant date.

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Named Executive Officer	Option Grant (Shares)	Time-based Restricted Stock Unit (Shares)
Mike F. Chang	56,400	12,533
Mary L. Dotz	150,000	4,533
Ephraim Kwok[1]	—	—
Yueh-Se Ho	20,400	4,533
Tony Grizelj	10,500	2,333
Yifan Lang	6,600	1,467

[1]	Ephraim Kwok resigned as Chief Financial Officer of the Company and was succeeded by Mary L. Dotz on March 1, 2012

For more information concerning the stock options and restricted stock unit awards we granted to our named executive officers in 2012, please see “Executive Compensation - Grants of Plan-Based Awards 2012.”

A subcommittee comprised of our Chief Executive Officer and Chief Financial Officer is authorized to grant stock options and restricted stock unit awards to newly-hired employees, other than executive officers, within prescribed limits specified by position and location of the employee pursuant to authority delegated to the subcommittee by the board of directors. These grants are generally made on the 15th day of each month.

Severance and Change in Control Benefits

We have entered into an employment agreement with our Chief Executive Officer which sets forth certain terms and conditions governing his period of continued employment with us including certain benefits to which he would become entitled were his employment to be terminated involuntarily. In addition, we have entered into retention agreements with Messrs. Ho, Liang, Grizelj, and Kwok pursuant to which such officers are entitled to certain severance benefits upon an involuntary termination of employment. The employment agreement and retention agreements are summarized below in the section of this proxy entitled “Executive Compensation - Agreements Regarding Employment, Change in Control and Termination of Employment”.

Pursuant to his employment agreement, Dr. Chang's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If his employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, Dr. Chang will be entitled to (i) continued payment of base salary and health care coverage for a period of 24 months and (ii) full vesting acceleration of his outstanding equity awards. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 12 months and no accelerated vesting of his outstanding unvested equity awards.

Under the retention agreements, the named executive officer's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If such officer's employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, he will be entitled to (i) continued payment of base salary and health care coverage for a period of 6 months and (ii) vesting acceleration of his outstanding equity awards with respect to that number of shares in which he would have vested had he remained employed for an additional 12 months. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 6 months and no accelerated vesting of his outstanding unvested equity awards.

The severance benefits that we have provided in connection with a change in control situation are designed to serve two primary purposes: (i) encourage our named executive officers to remain our employee in the event of an actual or potential change in control transaction and (ii) align the interests of the named executive officers with those of the shareholders by enabling the named executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.  Our Compensation Committee also believes that the severance benefits payable on an involuntary termination in the absence of a change in ownership serve as an important recruitment and retention tool that allows us to remain competitive in attracting and retaining executive talent.

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Pursuant to the terms of our equity plans, outstanding options and restricted stock units awards held by our named executive officers and our other employees will accelerate upon a change in control unless those options or awards are assumed or otherwise replaced by the acquiring entity. The Compensation Committee believes that accelerated vesting under such a limited circumstance is appropriate because it protects a significant component of the named executive officer's total compensation in the event those options and awards would otherwise terminate in the acquisition and allows our named executive officers to remain focused on the Company's business without undue concern over this significant component of their compensation package should the Company become an acquisition target in a transaction in which the outstanding equity awards would not be assumed or replaced.

Our severance and change of control provisions for the named executive officers are discussed in more detail in "Executive Compensation - Potential Payments upon Termination of Employment."

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible employees, including our named executive officers. These plans provide group medical and dental coverage, life insurance, disability insurance, flexible spending accounts and a 401(k) savings program for our employees based in the United States. We also offer bonuses for patented inventions, authoring technical articles and making technical presentations at major symposiums; our named executive officers are eligible to receive bonuses under these programs on the same basis as our other employees.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the key components needed to attract and retain our executive management. As a result, we do not provide any substantial perquisites to our named executive officers.

Risk Assessment

The Compensation Committee believes the various components of the total compensation package of our named executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, long-term equity awards tied to the market price of our common shares represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our shareholders in increasing shareholder value. Furthermore, equity awards generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance.

Secondly, under the annual executive incentive bonus program, an individual target bonus amount is established for each named executive officer at each level of potential goal attainment. Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary, which for fiscal year 2012 ranged from 100% to 200%, depending on the participant.

Accordingly, our overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1 million per year paid by a publicly held company to certain named executive officers. Compensation that qualifies as performance-based for purposes of Section 162(m) is not subject to such deduction limitation, provided certain specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held and certain compensation arrangements and awards that are made during a specified period following the date the company becomes publicly held.

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We intend to structure the performance-based portion of our executive compensation, when feasible, to comply as performance-based compensation under Section 162(m) so that such compensation will remain tax deductible to us. However, to remain competitive with other employers, our Compensation Committee may, in its judgment, authorize compensation programs that do not comply as performance-based for purposes of Section 162(m) when it believes that such programs are appropriate to attract and retain executive talent. Accordingly, our Compensation Committee may provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Summary Compensation Table

The following table provides information regarding the compensation paid during our fiscal year ended June 30, 2012 to our principal executive officer, our principal financial officer and our three other executive officers with aggregate compensation in excess of $100,000. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus $ (2)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Mike F. Chang	2012	358,138	60,000	124,077	288,381	—	188	830,783
Chairman of the Board and Chief Executive Officer	2011	341,042	—	—	655,491	368,667	2,665	1,367,865

Mary L. Dotz(4)	2012	87,232	56,000	44,877	766,043	—	—	954,151
Chief Financial Officer and Corporate Secretary	2011	—	—	—	—	—	—	—

Ephraim Kwok(5)	2012	185,526	—	—	—	—	—	185,526
Chief Financial Officer	2011	234,327	—	—	237,093	147,417	835	619,672

Yueh-Se Ho	2012	249,917	40,000	44,877	104,308	—	4,786	443,887
Director and Chief Operating Officer	2011	245,833	—	—	237,093	151,000	7,538	641,465

Tony Grizelj	2012	201,856	20,000	23,097	53,688	—	—	298,641
Vice President of Sales	2011	192,917	—	—	122,033	149,667	835	465,462

Yifan Liang	2012	192,244	20,000	14,523	33,747	—		260,514
Chief Accounting Office and Assistant Corporate Secretary	2011	184,167	—	—	76,707	104,500	835	366,209

(1)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead the dollar value shown represents the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”), ”), without taking into account any estimated forfeitures related to service vesting conditions. For a assumptions used in determining such grant date fair value, see Note 9 to Consolidated Financial Statements included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2012.

(2)	Represents the discretionary bonus award paid to our executive officers.

(3)	Represents bonuses paid under our inventions and publication bonus program.

(4)	Mary L. Dotz became our Chief Financial Officer on March 1, 2012

(5)	Ephraim Kwok resigned as the Chief Financial Officer of the Company on February 15, 2012; he continues to remain employed working on financial and other matters on a part time basis and receives a reduced base salary of $75,000.

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Grants of Plan-Based Awards 2012

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during the fiscal year ended June 30, 2012 to our named executive officers:

		Potential Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name	Grant Date	Minimum	Target	Maximum	All Other Restricted Units Number of Securities Underlying Awards (#)(2)	All Other Option Awards Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Options and Awards ($)(5)

Mike F. Chang	—	76,000	152,000	380,000	—	—	—	—
	4/26/2012	—	—	—	—	56,400	9.90	288,381
	4/26/2012	—	—	—	12,533	—	—	124,077

Mary L. Dotz	4/26/2012	—	—	—	—	150,000	9.90	766,043
	4/26/2012	—	—	—	4,533	—	—	44,877

Ephraim Kwok(6)	—	39,000	65,000	130,000	—	—	—	—

Yueh-Se Ho	—	39,000	65,000	130,000	—	—	—	—
	4/26/2012	—	—	—	—	20,400	9.90	104,308
	4/26/2012	—	—	—	4,533	—	—	44,877

Tony Grizelj	—	31,500	52,500	105,000	—	—	—	—
	4/26/2012				—	10,500	9.90	53,688
	4/26/2012	—	—	—	2,333	—	—	23,097

Yifan Liang	—	20,000	40,000	100,000	—	—	—	—
	4/26/2012	—	—	—	—	6,600	9.90	33,747
	4/26/2012	—	—	—	1,467	—	—	14,523

(1)	Represents the performance-based awards payable for the first 6 months of 2012 fiscal year under our annual executive incentive plan. No payments were actually made for that period. The material terms of the awards are discussed in the section of this prospectus entitled “Compensation Discussion and Analysis - Compensation Structure - Elements of Compensation -Performance-Based Cash Bonuses.”

(2)	Each restricted stock unit was granted under our 2009 Share Option/Share Issuance Plan. The options vest monthly over four-year period, with the first vest occurring on May 26, 2012, and the balance to vest in equal monthly installments upon the completion of each additional month of service thereafter. Such units are also subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment.”

(3)	Each stock option was granted under our 2009 Share Option/Share Issuance Plan. The options (other than the option granted to Ms. Dotz) vest monthly over a four-year period, with the first vest occurring on May 26, 2012, and the balance to vest in equal monthly installments upon the completion of each additional month of service thereafter. The option granted to Ms. Dotz vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from March 1, 2012, and the balance to vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter. Such options are also subject to accelerated vesting in the event of a change in control of our Company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment.”

(4)	The exercise price is set at the fair market value per common share on the grant date.

(5)	Reflects the aggregate grant-date fair value of the options and restricted stock unit awards as calculated in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions, See Note 9 to Consolidated Financial Statements included in Part IV Item15 of our Annual Report on Form 10-K for the year ended June 30, 2012 for a discussion of the various assumptions made in determining such grant-date fair value.

(6)	Ephraim Kwok resigned as Chief Financial Officer of from the company and was succeeded by Mary L. Dotz on March 1, 2012

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Outstanding Equity Awards at June 30, 2012

The following table sets forth information regarding equity awards held by our named executive officers as of June 30, 2012, the close of our 2012 fiscal year:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(4)	Market Value of Units of Stock That Have Not Vested ($)
Mike F. Chang	32,051		2,914	14.30	11/6/2012	12,011	109,900
	82,532		7,503	13.00	11/6/2012	—	—
	54,166		70,834	18.00	4/27/2020	—	—
	23,500		70,500	12.68	3/6/2021	—	—
	2,350	(2)	54,050	9.90	4/25/2022	—	—
Total	194,599		205,801	—	—	12,011	109,900

Mary L. Dotz	—	(3)	150,000	9.90	4/25/2022	4,345	39,757
Total	—		150,000	—	—	4,345	39,757

Ephraim Kwok(5)	168,330		—	6.00	10/30/20155	—	—
	21,665		28,335	18.00	4/27/2020	—	—
	8,500		25,500	12.68	3/6/2021	—	—
Total	198,495		53,835	—	—	—	—

Yueh-Se Ho	75,000		—	11.00	7/12/2017	4,345	39,757
	21,665		28,335	18.00	4/27/2020	—	—
	8,500		25,500	12.68	3/6/2021	—	—
	850	(2)	19,550	9.90	4/25/2022	—	—
Total	106,015		73,385	—	—	4,345	39,757

Tony Grizelj	72,000		—	2.00	4/14/2015	2,236	20,460
	21,666		3,334	13.00	2/6/2018	—	—
	10,833		14,167	18.00	4/27/2020	—	—
	4,375		13,125	12.68	3/6/2021	—	—
	437	(2)	10,063	9.90	4/25/2022	—	—
Total	109,311		40,689	—	—	2,236	20,460

Yifan Liang	23,000		—	2.00	4/14/2015	1,406	12,865
	10,000		—	6.40	1/30/2016	—	—
	10,000		—	8.60	10/26/2016	—	—
	17,333		2,667	13.00	2/6/2018	—	—
	6,498		8,502	18.00	4/27/2020	—	—
	2,750		8,250	12.68	3/6/2021	—	—
	275	(2)	6,325	9.90	4/25/2022	—	—
Total	69,856		25,744	—	—	1,406	12,865

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(1)	Each stock option was granted pursuant to one of our stock option/stock issuance plans for employees and other service providers. Unless described otherwise in the footnote below, each option becomes exercisable over a five-year period, with 20% of the shares to become exercisable upon completion of one year of service measured from the vesting commencement date and the balance to become exercisable in 48 successive equal monthly installments upon the completion of additional month of service thereafter.

(2)	This option becomes exercisable over forty-eight (48) successive equal monthly installments upon the Optionee’s completion of each month of service measured from the vesting commencement date on April 26, 2012.

(3)	This option becomes exercisable over a four-year period, with 25% of the shares to become exercisable upon completion of one year of service measured from the vesting commencement date on April 26, 2012 and the balance to become exercisable in 36 successive equal monthly installments upon the completion of additional month of service thereafter.

(4)	This restricted stock unit shall vest in a series of forty-eight (48) successive equal monthly installments upon the individual’s completion of each month of service measured from the award date on April 26, 2012.

(5)	Ephraim Kwok resigned as Chief Financial Officer of the company and was succeeded by Mary L. Dotz on March 1, 2012

Option Exercises and Shares Vested

The following table provides information regarding option exercises and vesting of awards held by the named executive officers during the fiscal year ended June 30, 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Units Acquired on Release (#)(2)	Value Realized on Release ($)
Ephraim Kwok	26,670	99,180	—	—
Mike F. Chang	—	—	522	4,077
Mary L. Dotz	—	—	188	1,468
Tony Grizelj	—	—	97	758
Yueh-Se Ho	—	—	188	1468
Yifan Liang	—	—	61	476

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common share on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.
(2)	Value realized is determined by multiplying (i) the market price of the common share on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our named executive officers, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2012.

Agreements Regarding Employment, Change in Control and Termination of Employment

Employment Agreement and Retention Agreements

We have entered into an employment agreement with Dr. Chang and retention agreements with certain of our other named executive officers.

Pursuant to his April 28, 2010 employment agreement, Dr. Chang is entitled to a base salary of $325,000 per year. His base salary is subject to annual review and may be adjusted by our Compensation Committee at its discretion. In addition, Dr. Chang is eligible to receive a cash bonus in an amount determined by our Compensation Committee based on attainment of specified performance goals. Dr. Chang is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

Under the terms of his employment agreement, should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iii) accelerated vesting of his then unvested equity awards.

21

Pursuant to the retention agreements entered into on April 28, 2010, each of Messrs. Ho, Liang and Kwok is entitled to receive severance payments and benefits upon an involuntary termination of his employment. Should the named executive officer's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 6 months, and (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months. In the event that such involuntary termination occurs within 12 months following a change in control of the Company, then the named executive officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months and (iii), each outstanding unvested equity award held by the terminated executive officer will accelerate with respect to that number of shares that would have vested had the officer remained in service for an additional 12 months. We entered into a retention agreement with Mr. Grizelj on October 2, 2012, which provides him with the same severance payments and benefits as under the form of retention agreement with other executive officers.

If any payment or benefit in connection with a change in control or the subsequent termination of Dr. Chang's or a named executive officer's employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize his net after tax benefits.

As a condition to the severance payments and benefits, each named executive officer (including Dr. Chang) must deliver a general release of all claims against us and our affiliates. In addition, severance benefits are conditioned on the executive's continued compliance with non-compete and non-solicitation restrictive covenants for the severance period.

For purposes of Dr. Chang's employment agreement and the retention agreements with our named executive officers, the following definitions will be in effect:

A change in control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by our shareholders, unless our shareholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation; (ii) a sale of all or substantially all of our assets; or (iii) the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities.

A resignation for good reason will be deemed to occur should the individual resign from his employment with us for any of the following reasons during the applicable change in control protection period: (i) a material diminution in his authorities, duties or responsibilities; (ii) a reduction in his base compensation; (ii) a material relocation of his existing work site; or (iv) any material breach by us of any provision of any agreement we have with such individual.

An individual's employment will be deemed to have been terminated for cause if such termination occurs by reason of: (i) the commission of any act of fraud, embezzlement or dishonesty by the individual or his conviction of a felony, (ii) any unauthorized use or disclosure by the individual of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the individual adversely affecting the business or affairs of the Company in a material manner, (iv) the individual's failure to cure any breach of his obligations under certain agreements with the Company, or (v) the individual's breach of any of his fiduciary duties as an officer or director of the Company.

Option and Restricted Stock Unit Acceleration

The options and restricted stock units awards granted to our named executive officers under our various equity plans will each vest on an accelerated basis as to all the shares in the event those options or awards are not assumed or otherwise replaced in connection with certain changes in control or ownership of the company. The table below sets forth the intrinsic value of the options and the restricted stock unit awards held by each named executive officer that would accelerate upon a change in control or ownership in which those options or awards and RSUs were not assumed or replaced had such change occurred on June 30, 2012:

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Named Executive Officer	Intrinsic Value of Accelerated Options(1)	Intrinsic Value of Accelerated Units(2)
Mike F. Chang	$—	$109,900
Mary L. Dotz	$—	$—
Ephraim Kwok(3)	$—	$—
Yueh-Se Ho	$—	$39,757
Tony Grizelj	$—	$—
Yifan Liang	$—	$12,865

(1)	Such intrinsic value is determined by multiplying (A) the amount by which the fair market value per common share on June 30, 2012 ($9.15 per share) exceeded the exercise price per share in effect under each option by (B) the number of unvested shares/units that would vest/release on an accelerated basis under such option.
(2)	Such value is determined by multiplying (A) the fair market value per common share on June 30, 2012 ($9.15 per share) by (B) the number of unvested shares that would vest on an accelerated basis under such award.
(3)	Ephraim Kwok resigned as the Chief Financial Officer from the Company and was succeeded by Mary L. Dotz on March 1, 2012

Potential Payments upon Termination of Employment

Termination in Absence of Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would have been entitled to receive had his employment been terminated without cause on June 30, 2012 in the absence of a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Total
Mike F. Chang	$380,000	$15,336	$395,336
Mary L. Dotz(3)	$—	$—	$—
Ephraim Kwok(2)	$75,000	$7,668	$82,668
Yueh-Se Ho	$130,000	$7,668	$137,668
Tony Grizelj(3)	$—	$—	$—
Yifan Liang	$100,000	$10,015	$110,015

(1)	Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2011) for the maximum period available to the executive.
(2)	Ephraim Kwok resigned as Chief Financial Officer of the Company and was succeeded by Mary L. Dotz on March 1, 2012. Mr. Kwok still remains an employee with part time status as of February 15, 2012.
(3)	Mary L. Dotz currently does not have a retention agreement. We entered into a retention agreement with Mr. Grizelj on October 2, 2012. Accordingly, he would not have been entitled to receive any compensation had his employment terminated on June 30, 2012.

Termination in connection with Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would be entitled to receive if his employment was terminated without cause on June 30, 2012 in connection with a change in control of the Company in which the outstanding awards are assumed, replaced or otherwise continued. If the outstanding awards are not assumed, replaced or otherwise continued in effect, then those awards will accelerate in full at the time of the change in control and the value of the acceleration will be as set forth in the table under the section titled “Option and Restricted Stock Unit Acceleration” below.

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Named Executive Officer	Cash Severance	Health Benefits (1)	Accelerated Vesting of Options (2)	Accelerated Vesting of Restricted Stock units (3)	Total
Mike F. Chang	$760,000	$30,672	$—	$109,901	$900,573
Mary L. Dotz(5)	$—	$—	$—	$39,757	$39,757
Ephraim Kwok(4)	$37,500	$7,668	$—	$—	$45,168
Yueh-Se Ho	$130,000	$7,668	$—	$39,757	$177,425
Tony Grizelj(5)	$—	$—	$—	$20,459	$20,459
Yifan Liang	$100,000	$10,015	$—	$12,865	$122,880

(1)	Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2012) for the maximum period available to the executive.
(2)	Represents the intrinsic value of the stock options that would vest on an accelerated basis in connection with such termination. Such intrinsic value is determined by multiplying (A) the amount by which the fair market value per share common share on June 30, 2012 ($9.15 per share) exceeded the exercise price per share in effect under each option by (B) the number of unvested shares that vest on an accelerated basis under such option.
(3)	Represents the value of restricted stock units that would vest on an accelerated basis in connection with such termination. The value is determined by multiplying the number of unvested units that would vest on an accelerated basis under the award by the fair market value per share of our common stock on June 30, 2012($9.15 per share)
(4)	Ephraim Kwok resigned as Chief Financial Officer of the Company and was succeeded by Mary L. Dotz on March 1, 2012. Mr. Kwok still remains an employee with part time status as of February 15, 2012.
(5)	Mary L. Dotz currently does not have a retention agreement. We entered into a retention agreement with Mr. Grizelj on October 2, 2012. Accordingly, he would not have been entitled to receive any compensation had his employment terminated on June 30, 2012.

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COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of our Board of Directors:

Mr. Mark Stevens, Chairman

Mr. Chung Te Chang

Mr. Richard Sevcik

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common shares, as of September 30, 2012, by:

•	each of our directors and executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement;

•	all current directors and named executive officers as a group; and

•	each person known to us to own beneficially more than 5% of our common shares;

The calculations in the shareholder table below are based on 25,084,670 common shares outstanding as of September 30, 2012. Beneficial ownership is determined in accordance with the rules of the SEC. All common shares issuable upon exercise of outstanding options within 60 days following September 30, 2012 are deemed to be beneficially owned by the shareholder holding such options for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the shareholders below is: c/o Alpha and Omega Semiconductor Incorporated, 475 Oakmead Parkway, Sunnyvale, California 94085

Name	Number of Shares Beneficially Owned Number	Percentage of Outstanding Shares
Directors and Executive Officers:
Mike F. Chang (1)	4,377,596	17.5%
Yueh-Se Ho (2)	397,740	1.6%
Chung Te Chang (3)	30,000	*
Mark A. Stevens (4)	62,500	*
Howard M. Bailey (5)	31,229	*
Thomas W. Steipp (6)	30,000	*
Richard W. Sevcik (7)	26,100	*
Ephraim Kwok (8)	198,872	*
Yifan Liang (9)	85,090	*
Tony Grizelj (10)	119,001	*
Mary L. Dotz (11)	667	*

All Directors and Executive Officers as a group (12)	5,358,795	21.4%
Principal Shareholder:
Entities affiliated with Sequoia Capital (13)	2,656,704	10.6%
FMR LLC (14)	2,449,694	9.7%
Royce (15)	1,533,772	6.1%

*	Beneficially owns less than 1% of our common shares.

(1)        Includes 229,141 share options exercisable within 60 days of September 30, 2012 and 522 restricted awards that will release within 60 days of September 30, 2012.

(2)        Includes 115,140 share options exercisable within 60 days of September 30, 2012 and 189 restricted awards that will release within 60 days of September 30, 2012.

(3)        Represents 30,000 share options exercisable within 60 days of September 30, 2012.

26

(4)        Includes 22,500 share options exercisable within 60 days of September 30, 2012. Mark A. Stevens is affiliated with Sequoia Capital Growth Fund III AIV, L.P., Sequoia Capital Growth Partners III, L.P. and Sequoia Capital Growth III Principals Fund, or collectively, the “Sequoia Capital Funds”, which collectively own common shares. His address is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

(5)        Includes 30,000 share options exercisable within 60 days of September 30, 2012.

(6)        Includes 30,000 share options exercisable within 60 days of September 30, 2012.

(7)        Includes 22,500 share options exercisable within 60 days of September 30, 2012.

(8)        Includes 174,247 share options exercisable within 60 days of September 30, 2012.

(9)        Includes 74,376 share options exercisable within 60 days of September 30, 2012 and 61 restricted awards that will release within 60 days of September 30, 2012.

(10)      Includes 116,029 share options exercisable within 60 days of September 30, 2012 and 97 restricted awards that will release within 60 days of September 30, 2012.

(11)      Includes 189 restricted awards that will release within 60 days of September 30, 2012.

(12)      Includes common shares issuable upon exercise of options exercisable within 60 days of September 30, 2012, held by current directors and named executive officers.

(13)      Includes 2,500,226 common shares held by Sequoia Capital Growth Fund III AIV, L.P., 27,384 common shares held by Sequoia Capital Growth Partners III, L.P. and 129,094 common shares held by Sequoia Capital Growth III Principals Fund. LLC (collectively, the “Sequoia Capital Funds”).SCGF III Management, LLC, or (“SCGF”), is the general partner of Sequoia Capital Growth Fund III AIV, L.P., Sequoia Capital Growth Partners III, L.P., and the managing member of Sequoia Capital Growth III Principals Fund LLC. The managing members of SCGF are Roelof Botha, J. Scott Carter, James Goetz, Michael L. Goguen, Douglas M. Leone, and Michael Moritz, each of whom may be deemed to have shared voting and investment power over the shares held by the Sequoia Capital Funds. Each such individual disclaims beneficial ownership of such shares held by the Sequoia Capital Funds. . The address for each of the Sequoia Capital Funds and SCGF is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

(14)     According to a Schedule 13G filed on August 10, 2012, FMR LLC is the beneficial owner of 2,449,694 common shares. FMR LLC has sole power to dispose or to direct the disposition of 2,449,694. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)     According to a Schedule 13F filed on August 7, 2012 Royce and Associates LLC is the beneficial owner of 1,533,772 common shares. Royce and Associates LLC is has sole power to dispose or to direct the disposition of 1,533,772. The address for Royce and Associates LLC is 745 Fifth Ave, New York, New York 10151.

   None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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RELATED PARTY TRANSACTIONS

Indemnification Arrangements

We have entered into indemnification agreements with each of our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreement if:

•	indemnification is prohibited by our bye-laws or applicable law;

•	the action initiated by the person is not authorized by our Board of Directors; or a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.

Policies and Procedures

The Audit Committee of the Board of Directors is responsible for establishing policies and procedures for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee generally reviews the material facts of any such transaction and approve such transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms' length transaction and the benefit of such transaction to us.

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REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2012. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

Established in July 2006, the Audit Committee is currently comprised of three independent directors: Mr. Howard M. Bailey, its Chairman, and Messrs. Mark Stevens and Thomas Steipp. Mr. Bailey was appointed to the Audit Committee and as chairman in July 2006, Mr. Stevens and Mr. Steipp were appointed to the Audit Committee in May 2007. Mr. Stevens is not standing for reelection at the Annual Meeting, and Mr. Sevcik has been appointed to serve on the Audit Committee effective immediately following the Annual Meeting. The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.

The Audit Committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, Grant Thornton LLP (“Grant Thornton”), was responsible for performing an independent audit of those financial statements. As more fully explained in the Audit Committee's charter, the Audit Committee's responsibility is to provide oversight of and to review those processes. The Audit Committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent auditors. The Audit Committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee was kept apprised of the progress of management's assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC, as well as Grant Thornton's report of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audit of the consolidated financial statements. The Audit Committee has reviewed with management and Grant Thornton (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

In addition, the Audit Committee has reviewed and discussed the audited financial statements with Grant Thornton, including such items as Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received from the independent registered public accounting firm, Grant Thornton, the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with Grant Thornton the independence of the independent registered public accounting firm.

After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Audit Committee

Howard Bailey, Chairman

Mark Stevens

Thomas Steipp

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PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to conduct the audit for the fiscal year ending June 30, 2013. Shareholders are asked to approve and ratify the appointment of Grant Thornton as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our Audit Committee, to determine the remuneration of such accounting firm.

Grant Thornton has served as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2012. Grant Thornton has issued a Report of Independent Registered Public Accounting Firm for our audited consolidated financial statements at and for the fiscal year ended June 30, 2012 appeared in our annual report on Form 10-K filed with the SEC on August 31, 2012.

Prior to the appointment of Grant Thornton on September 26, 2011, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) had served as our independent registered public accounting firm for each of the fiscal years in the two-year period ended June 30, 2011. On September 26, 2011, PricewaterhouseCoopers resigned as our independent registered public accounting firm. The reports of PricewaterhouseCoopers on our consolidated financial statements as of and for the years ended June 30, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two fiscal years ended June 30, 2011 and the subsequent interim period through September 26, 2011, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused PricewaterhouseCoopers to make reference to the subject matter thereof in connection with its reports on the financial statements of the Company for such years. In addition, during the two fiscal years ended June 30, 2011 and the subsequent interim period through September 26, 2011, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K, except that, as described in Item 15 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2010, in connection with the audit of our financial statement for the fiscal year ended June 30, 2009, PricewaterhouseCoopers identified and communicated to us four material weaknesses relating to our (i) failure to maintain a sufficient number of accounting personnel with appropriate qualifications, (ii) accounting for equity method investments, (iii) accounting for equity instruments and (iv) certain period end closing processes. We believe such material weaknesses were remediated as of June 30, 2010.

We provided PricewaterhouseCoopers with a copy of the above disclosure and requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of PricewaterhouseCoopers’ letter, dated September 27, 2011, was attached as Exhibit 16.1 to the Form 8-K that we filed on September 27, 2011.

Effective on September 26, 2011, the Audit Committee of our Board of Directors approved the appointment of Grant Thornton to serve as the Company's independent registered public accounting firm. During the two fiscal years ended June 30, 2011, and in the subsequent interim periods through September 26, 2011, we have not consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

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Principal Accounting Fees and Services

Grant Thornton served as our independent registered public accounting firm and conducted the audit of our financial statements for the fiscal year ended June 30, 2012. Prior to the appointment of Grant Thornton on September 26, 2011, PricewaterhouseCoopers had served as our independent registered public accounting firm for the fiscal year ended June 30, 2011.

The following table presents the aggregate fees for professional services and other services rendered by Grant Thornton or PricewaterhouseCoopers during fiscal years 2012 and 2011 and by PricewaterhouseCoopers during fiscal year 2011.

	Year ended Jun 30, 2012
	2012 (1)	2011
	(in thousands)
Audit Fees	$1,035	$2,564
Tax Fees	—	243
Other Services Fees	—	3

Total	$1,035	$2,810

(1) The Company paid Grant Thornton $980,000 in audit fees during fiscal year 2012. The Company paid PricewaterhouseCoopers $55,000 in audit related fees during fiscal year 2012.

Audit Fees. This category includes all services performed to comply with generally accepted auditing standards, such as fees for services provided in connection with statutory and regulatory filings, consents and assistance with and review of documents filed with the SEC.

Tax Fees. This category consists of professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

Other Services Fees. This category consists of license fees of Comperio, PricewaterhouseCoopers' technical accounting research software.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for these services. These services may include audit services, audit-related services, tax services and other services.

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FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR

THE 2013 ANNUAL GENERAL MEETING

Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2013 annual general meeting of shareholders, we must have received the written proposal by such shareholder no later than June 12, 2013. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in the proxy materials.

If you wish to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with our bye-laws. In accordance with our bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are submitted to us pursuant to written notice timely and accompanied by certain information. To be timely, a shareholder's written notice must be received by us not less than 60 nor more than 180 days to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year's annual general meeting of shareholders). The notice must contain the information specified in Section 59(4) of our bye-laws with respect to the person to be nominated as director and include all material information on the proposal, statement or resolution to be put to the meeting, together with details of shareholder submitting the proposal, statement or resolution and such other information as may from time to time be specified by our Board. Section 59(4) of bye-laws requires a nominating shareholder to include in the notice:

•	the meeting at which the person nominated is proposed for election as a director;
•	all such information relating to the nominee as is required in solicitations of proxies for the election of directors or as may be otherwise required pursuant to Section 14 and Schedule 14A under the Exchange Act;
•	the names and addresses of the nominating shareholder and the class and number of shares which are held by such shareholder
•	a written consent of the nominee to his being named in a proxy statement as a nominee and to serving as a Director, if elected.

Our board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders. All shareholder proposals and shareholder nominations should be mailed to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc. 475 Oakmead Parkway, Sunnyvale, CA 94085.

In addition, Section 79 of the Companies Act 1981 of Bermuda, as amended, provides that shareholders representing either (i) 5% of the total voting rights of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common shares are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common share and their transactions in such common shares. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their fiscal 2012 year transactions in the common shares and their common share holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

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OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holder named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with his best judgment.

By order of the Board of Directors,

Mike F. Chang

Chairman of the Board of Directors

Dated October 15, 2012

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Alpha and Omega Semiconductor Limited

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on November 15, 2012.

Vote by Internet

- Go to **www.investorvote.com/AOSL**
- Or scan the QR code with your smartphone.
- Follow the steps outlined on the secure website.

Vote by telephone

- Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and 2.

1. To elect six directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mike F. Chang	☐	☐	02 - Yueh-Se Ho	☐	☐	03 - Chung Te Chang	☐	☐
04 - Howard M. Bailey	☐	☐	05 - Thomas W. Steipp	☐	☐	06 - Richard W. Sevcik	☐	☐

+

	For	Against	Abstain
2. To approve and ratify the appointment of Grant Thornton, LLP as independent registered public accounting firm of the Company, and to authorize the board of directors to determine its remuneration for the fiscal year ending June 30, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the shareholder's name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

6 1 D V +

01IYOD

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alpha and Omega Semiconductor Limited

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 15, 2012 IN SUNNYVALE, CALIFORNIA

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Mike F. Chang and Mary Dotz, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2012 annual general meeting of shareholders (the "Meeting") of Alpha and Omega Semiconductor Limited (the "Company") to be held at the Company's U.S. office located at 475 Oakmead Parkway, Sunnyvale, California, 94085, at 4:00 p.m. (local time), on Thursday, November 15, 2012, and any adjourned sessions thereof, and (2) vote all common shares of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters is proposed by the Company, and none of the matters is conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of all of the Director nominees listed in Proposal 1 and "FOR" Proposal 2.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

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